Stichting Symbid

Deed of Amendment to the Articles

Ref.: gv/svp/2013.000577.01

Today, Monday the seventeenth of June two thousand thirteen, there appeared before me, Ellen van Leusden, civil-law notary in Utrecht, the Netherlands:

Gerriëtte Elizabeth Vink, legal expert, born in Sprang-Capelle, the Netherlands, on the twenty-eighth of May nineteen hundred seventy-five, for the purpose of this deed choosing as her address for service the firm of civil-law notaries at Bemuurde Weerd O.Z. 19, 3514 AN in Utrecht, acting for the purpose of this deed under the written authorisation of:

➢

Liv van der Veen, born in Utrecht on the thirteenth of September nineteen hundred seventy-six, not married and not a registered partner, residing at Gansstraat 53, 3582 EC in Utrecht, her identity document being a passport with number NYB5LL5C4, and who issued the written authorisation referred to in her capacity as director of the foundation Stichting Symbid, having its registered office in Utrecht and principal place of business at Maliesingel 29, 3581 BJ in Utrecht, listed in the Commercial Register of the Chamber of Commerce of the central Netherlands under file number 52479838, hereinafter referred to as the ‘foundation’.

RESOLUTION TO AMEND THE ARTICLES

The person appearing declared the following:

•

The aforementioned L. van der Veen is the foundation’s sole director.

•

The foundation was formed by a deed executed before the aforementioned civil-law notary, Ellen van Leusden, and its articles were never subsequently amended.

•

The foundation’s board resolved to amend the foundation’s articles on the thirtieth of May two thousand thirteen. This resolution is attached to this deed.

•

The resolution to amend the articles was adopted in accordance with all other requirements set out in the articles.

•

In implementation of the aforementioned resolution, the articles are amended by this deed and from today shall read as follows.

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ARTICLES

Name, registered office, duration

1.1

The foundation’s name is Stichting Symbid.

1.2

The foundation’s registered office is in the Municipality of Utrecht in the Netherlands.

1.3

The foundation was formed for an indefinite period of time.

Objects

2.1

The foundation’s objects are to:

a.

safeguard the continuity and serve the interests of the cooperative named Symbid Coöperatie U.A., having its registered office in Utrecht, the Netherlands, hereinafter referred to as the ‘Cooperative’, and its business.

Work in the context of the object set out above must be performed in such a way as to safeguard continuity and interests to the greatest extent possible, and prevent and counter effects the could adversely affect the continuity and/or identity of the Cooperative and its business to the greatest extent possible;

b.

encourage innovation and entrepreneurship worldwide;

c.

the foundation’s objects include all that which is related or conducive to the activities referred to under a and b above, all in the broadest sense.

2.2

The foundation shall strive to achieve its objects by:

a.

being a member of the Cooperative;

b.

exercising the rights attached to its membership, including exercising its rights to vote in the Cooperative’s members’ council.

The board and its composition

3.1.

The board manages the foundation, determines policy and bears final responsibility for achieving the foundation’s objects.

3.2.

The foundation’s board shall consist of a number of members determined by the board itself.

3.3.

Board members shall be appointed by the board itself on the nomination of Symbid B.V., a private company with limited liability having its registered office in Utrecht and principal place of business at Kapteynstraat 1, 2201 BB in Noordwijk, the Netherlands, listed in the Commercial Register of the Chamber of Commerce of The Hague under file number 52212343. If Symbid B.V. does not make a nomination within four weeks after it has received notice of a vacancy that has arisen or board resolution to increase the number of board members, the board shall be authorised to appoint anyone of its choosing. The board may only adopt such a resolution by a two-thirds majority of the votes of all serving board members.

3.4.

If the board consists of several members, the board may appoint a chairperson, secretary and treasurer from among its members. The chairperson may not hold another position.

3.5.

Other than a reimbursement for expenses incurred, the board members shall not be paid for work performed as board members. Furthermore, board members may be paid an attendance fee that is not excessive.

Term of board membership

4.1.

Board members are appointed for an indefinite period of time.

4.2.

A board member appointed to fill a vacancy shall hold the same position as that held by the person he or she was appointed to replace.

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4.3.

Board membership shall end:

a.

as a result of a board member’s resignation;

b.

as a result of dismissal by the board;

c.

as a result of a board member being placed under guardianship or as a result of a board member’s bankruptcy;

d.

as a result of a board member’s death.

4.4.

Dismissal and resignation must be effected by registered letter.

4.5.

Dismissal by the board must, following receipt of Symbid B.V.’s written approval, be effected on the basis of a resolution that the board must adopt by a two-thirds majority of the votes cast in a meeting in which all board members, with the exception of the member whose dismissal is the subject of the resolution to be adopted, are present or represented.

Board meetings

5.1.

The board shall preferably meet once a year and, in addition, as often as deemed necessary by the chairperson or at least two other board members.

5.2.

The secretary or the board members who deem holding a meeting necessary shall convene the board members to the meeting with due observance of a term of at least seven days, in respect of which the day on which the meeting is convened and the day of the meeting do not count.

5.3.

The notice convening a meeting must include the agenda of items to be discussed.

5.4.

The board’s chairperson shall chair meetings. If the chairperson is absent, the board shall designate another of its members to chair the meeting.

5.5.

The secretary of the board or a different board member designated by the chairperson for the purpose shall keep minutes of each meeting.

5.6.

The minutes of a meeting must be adopted at the next board meeting. In evidence thereof, the minutes must be signed by the chairperson and the secretary at that meeting.

Adoption of resolutions by the board

6.1.

The board may only adopt resolutions if the majority of its members are present or represented.

6.2.

If the quorum referred to in the first paragraph of this article is not present or represented, the board members who are present may resolve to convene a new meeting in the manner set out above, which meeting must be held at least 14 days and no more than 28 days after the first meeting. Resolutions may only be adopted in this second meeting by at least a two-thirds majority of the votes cast, regardless of the number of board members present.

6.3.

If these articles do not provide otherwise, the board shall adopt resolutions by a simple majority of the votes cast.

6.4.

Each board member has one vote. All votes are equal.

6.5.

The board may also adopt resolutions outside of meetings. However, such resolutions may only be adopted if all board members declare themselves in favour of the resolution to be adopted by letter, fax, e-mail or other written means of communication.

Restriction of the board’s powers

7.

The board is authorised to conclude agreements for the purpose of acquiring, disposing of and encumbering property subject to registration. The board is not authorised, however, to conclude agreements pursuant to which the foundation binds itself as surety or joint and several debtor, acts as guarantor for a third party or provides security for the debt of a third party.

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Representation

8.1.

The board shall represent the foundation. If the foundation’s board consists of several board members, the foundation may also be represented by two board members acting jointly.

8.2.

The board may grant one or more specific board members or other persons a written general or special power of attorney to represent the foundation. The board shall make a general power of attorney known to third parties by publication in the Commercial Register at the Chamber of Commerce of the locality in which the foundation is registered.

8.3.

A board member may only represent and vote on behalf of one other board member. A written proxy must be granted for this purpose.

The foundation’s assets

9.1.

The foundation’s assets include:

a.

donations, subsidies, testamentary dispositions and bequests;

b.

revenue generated by the foundation’s activities;

c.

revenue generated by the assets themselves.

9.2.

The foundation must properly manage its assets.

Accounting and annual report and accounts

10.1.

The foundation’s financial year coincides with the calendar year.

10.2.

The board must adopt the financial statements of the past financial year within six months following the end of each financial year.

10.3.

The financial statements must consist of a balance sheet, a statement of income and expenditure and explanatory notes to the balance sheet and statement of income and expenditure.

10.4.

The financial statements must be audited by a registered accountant or another expert appointed for the purpose by the board.

10.5.

The secretary shall report on the foundation’s activities of the past year in the board meeting in which the financial statements are adopted.

10.6.

In that meeting, the treasurer shall account for the management that he or she conducted in the past year. Adoption of the financial statements by the board shall discharge the treasurer from liability for the management conducted.

10.7.

The board must keep the annual report and accounts for a minimum period of seven years.

Committees and working groups

11.

The board may form committees or working groups. These committees or working groups may perform certain management tasks under the responsibility of the board.

Regulations

12.1.

The board may adopt regulations to govern its own functioning and that of any committees and working groups.

12.2.

Such regulations may not be contrary to the law or the articles.

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Amendments to the articles and dissolution of the foundation

13.1.

The board may resolve to amend these articles or to dissolve the foundation. The board may only adopt a resolution for the purpose by a majority of at least two-thirds of the votes cast in a meeting in which at least three-fourths of the number of board members are present or represented.

13.2.

If the quorum referred to in the first paragraph of this article is not present or represented, the board members who are present may resolve to convene a new meeting in the manner set out above, which meeting must be held at least 14 days and no more than 28 days after the first meeting. A resolution of the kind referred to may only be adopted unanimously in this second meeting, regardless of the number of board members present.

13.3.

The agenda included as part of the notice convening a meeting in which a motion to amend the articles or to the dissolve the foundation is to be discussed must contain the motion to amend the articles and the text of the proposed amendments or the motion to effect dissolution. The agenda must be must be sent to the board members at least two weeks in advance of the meeting.

13.4.

If the foundation’s board adopts a resolution to amend the foundation’s articles, two board members acting jointly shall be authorised to sign the deed containing the amendments to the articles on behalf of the foundation.

Liquidation of the foundation’s assets

14.1.

Following the adoption of a resolution to dissolve the foundation, the board must liquidate the foundation’s assets as liquidator unless the board has appointed others to act in that capacity.

14.2.

Liquidation must take place in compliance with the applicable requirements set out in Section 23, a up to and including c, of Book 2 of the Dutch Civil Code.

14.3.

The board must use any surplus remaining after liquidation for a purpose that is as consistent with the foundation’s objects as possible.

14.4.

Following liquidation, the dissolved foundation’s annual reports and accounts and other documents must be kept for at least seven years by the party designated for the purpose by the board. The custodian must report his custodianship in the Commercial Register of the Chamber of Commerce within eight days following the completion of liquidation.

Concluding provisions

15.

All matters not provided for by these articles shall be decided by the board.

POWER OF ATTORNEY

The authority on the basis of which the authorised person is acting is evidenced by a provision included in the board resolution that is attached to this deed.

CONCLUSION OF THIS DEED

I established the identity of the person appearing using her identity document and she is therefore known to me.

I communicated and explained the substance of this deed to the person appearing, including the consequences ensuing from its contents. The person appearing declared that she had read and understood the contents of a draft of this deed and agreed to them.

Following its limited reading, the deed was signed by the person appearing and by me, the civil-law notary. The original of this deed shall remain at my office. The deed was executed in Utrecht on the date first hereinbefore written.

ISSUED AS A TRUE COPY

AFTER SIGNING

Utrecht, 18 June 2013

Ellen van Leusden, Civil-Law Notary

[Stamp of Ellen van Leusden,

civil-law notary in Utrecht]

[Signature]